Exhibit 99(g)

REPORT ON ASSERTIONS ON COMPLIANCE WITH SPECIFIED
KEYCORP STUDENT LOAN TRUST 2004 - A
LOAN PROGRAM REQUIREMENTS
GREAT LAKES EDUCATIONAL LOAN SERVICES, INC.
For the period August 1, 2004 through December 31, 2004

Ernst & Young LLP	Phone: (414) 273-5900
875 E. Wisconsin Avenue	Fax: (414) 223-7200
Milwaukee, Wisconsin 53202	www.ey.com

Report of Independent Accountants

     We have examined management’s assertion, included in the accompanying Report of Management on Compliance with Specified KeyCorp Student Loan Trust 2004-A Loan Program Requirements, that Great Lakes Educational Loan Services, Inc. (Great Lakes) complied with the specified requirements of the Subservicing Agreements (KeyCorp Student Loan Trust 2004-A) between Key Bank USA, National Association and Great Lakes dated as of August 1, 2004, (Subservicing Agreements) during the period August 1, 2004 through December 31, 2004. Management is responsible for Great Lakes’ compliance with those requirements. Our responsibility is to express an opinion on management’s assertion about Great Lakes’ compliance based on our examination.

     Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about Great Lakes’ compliance with those requirements and performing such other procedures, as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on Great Lakes’ compliance with specified requirements.

     In our opinion, management’s assertion that Great Lakes complied with the aforementioned requirements during the period August 1, 2004 through December 31, 2004, is fairly stated, in all material respects.

March 25, 2005	/S/ ERNST & YOUNG LLP

Report of Management on Compliance with Specified KeyCorp Student Loan Trust
2004-A Loan Program Requirements

The following assertions relate to Great Lakes Educational Loan Services, Inc.’s (Great Lakes’) administration as subservicer of the KeyCorp Student Loan Trust 2004-A Loan Program on behalf of Key Bank USA, National Association (Key Bank) as Master Servicer for the KeyCorp Student Loan Trust 2004-A for the period August 1, 2004 through December 31, 2004, in accordance with the Subservicing Agreements between Key Bank and Great Lakes dated as of August 1, 2004 (Subservicing Agreements).

We as members of management of Great Lakes are responsible for complying with the requirements of the Subservicing Agreements. We also are responsible for establishing and maintaining effective internal control over compliance with the Subservicing Agreements. We have performed an evaluation of Great Lakes’ compliance with the requirements of the Subservicing Agreements, including those described below, as of December 31, 2004 and for the period August 1, 2004 through December 31, 2004. Based on this evaluation, we assert that during the period August 1, 2004 through December 31, 2004, Grea Lakes complied with the following requirements of the Subservicing Agreements.

1.	The loan information (principal loan balances, accrued interest balances, interest rate, loan status, delinquency aging, and payment transactions) reported to the Master Servicer during the period August 1, 2004 through December 31, 2004, agrees with Great Lakes’ computer records — and as of December 31, 2004, we had effective internal control over compliance with requirements that such information be in agreement.

2.	The loans reported to the Master Servicer during the period August 1, 2004 through December 31, 2004, were supported by collateral documents maintained by Great Lakes — and as of December 31, 2004, we had effective internal control over compliance with custodial requirements.

3.	Upon receipt of Student Status Confirmation Reports or other notification of change information for loans serviced during the period August 1, 2004 through December 31, 2004, we accurately updated — and as of December 31, 2004, we had effective internal control over compliance with requirements to accurately update — loan records for changes to student status, including conversion to payment status, in accordance with KeyCorp Student Loan Trust 2004-A Loan Program guidelines.

4.	For loans serviced during the period August 1, 2004 through December 31, 2004, we: (a) calculated — and as of December 31, 2004, we had effective internal control over compliance with requirements to calculate — interest and principal in accordance with KeyCorp Student Loan Trust 2004-A Loan Program guidelines, and (b) applied — and

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A Member of Great Lakes Higher Education Corporation and Affiliates

as of December 31, 2004, we had effective internal control over compliance with requirements to apply – loan payments effective with the day of receipt by Great Lakes or for payments received by the lender or Great Lakes’ third-party lockbox as of the enumerated date.

5.	For Federal Family Education Loans (FFEL) serviced during the period August 1, 2004 through December 31, 2004, we complied with – and as of December 31, 2004, we had effective internal control over compliance with – due diligence requirements specified in the Subservicing Agreements for the collection of delinquent loans, including the efforts specified under the Higher Education Act.

6.	For loans serviced during the period August 1, 2004 through December 31, 2004, we complied with – and as of December 31, 2004, we had effective internal control over compliance with – transferring defaulted Key Alternative Loan information to the Master Servicer and with filing FFEL claims with the guaranty agency.

/S/MICHAEL J. NOACK

Michael J. Noack
Chief Servicing Officer

March 25, 2005